Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (“Agreement”) made between Plug Power Inc. (“Employer”) and Dirk Ole Hoefelmann (“Executive”) in complete settlement of any issues concerning Executive’s employment and termination of employment with Employer including, without limitation, those arising out of a certain employment agreement dated December 7, 2020 (“Employment Agreement”).

As used in this Agreement, “Employer” shall mean Plug Power Inc., and its parent(s), subsidiaries, predecessors, divisions, affiliates, successors, insurers, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities).

As used in this Agreement, “Executive” shall mean Dirk Ole Hoefelmann and his heirs, executors, administrators, and assigns.

1.            Termination of Employment: Executive’s employment with Employer will terminate effective April 1, 2023 (the “Date of Termination”). As of the Date of Termination, the employment relationship between Employer and Executive shall be severed permanently and irrevocably, and Employer shall have no obligation to re-employ Executive or consider Executive for re-employment.

2.            Payment: In consideration for the promises that Executive makes in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Executive shall be eligible to receive the following from Employer provided Executive timely signs and returns to Employer this Agreement and does not breach or revoke his acceptance of this Agreement:

a.	Severance:

i.                  On the first pay day at least eight (8) days after Employer receives the executed original of this Agreement, Employer will make a lump sum payment equal to fifty-two (52) weeks of Executive’s base salary ($7,692.31) in the total gross amount of $400,000.12, less applicable withholdings and deductions;

ii.                 If Employer pays an annual bonus to the executive team based on 2022 annual performance goals, Employer will pay Executive any bonus it would have paid him had he remained employed, subject to applicable withholdings and deductions, with such payment to be made at the time such annual bonus is paid to active employees.

iii.                 All vested stock options held by the Executive as of the Date of Termination shall be exercisable for twelve (12) months following the Date of Termination and any unvested stock options, restricted stock or other stock-based equity award will be immediately forfeited upon the Date of Termination; and

iv.                In consideration of the loss of various benefits provided by Employer, on the first pay day at least eight (8) days after Employer receives the executed original of this Agreement, Employer will provide a lump sum payment to Executive in the total gross amount of $24,477.23, which is equal to twelve (12) times Employer's share of the monthly health insurance premium for the health, dental and vision insurance plans in which Executive is enrolled on the Date of Termination, less applicable withholdings and deductions.

b.            Unemployment: Employer will take no affirmative action to oppose any claim for unemployment insurance benefits Executive may make, although this provision does not preclude Employer from providing accurate information in response to requests by the New York State Department of Labor and the California Employment Development Department.

3.             Other Payments and Benefits: Regardless of whether Executive signs and returns this Agreement,

a.            subject to applicable withholdings and deductions, on the first pay day immediately following the Date of Termination, Employer will pay Executive:

i.	any earned but unpaid base salary;

ii.             incentive compensation (other than the 2022 annual bonus addressed in Section 3(a)(ii) above) determined by Employer’s Board of Directors to have been earned but not yet paid;

iii.	unpaid expense reimbursements; and

iv.            any vacation time that accrued but has not been used as of the Date of Termination;

b.             except as provided for herein and in other benefit plans, all employee benefits will cease on the Date of Termination;

c.            Employer will offer Executive continuation group health coverage as required under COBRA, measured from Date of Termination. Notification of conditions to continue these benefits will be sent to Executive by Employer’s COBRA administrator as required by COBRA regulations;

d.            Executive’s group term life insurance benefits will terminate on the Date of Termination; however, Executive may be eligible for a conversion privilege if Executive applies for the conversion and pay the required premium in accordance with the conversion procedures of the insurer; and

e.             Executive will remain entitled to any vested accrued employee benefit to which Executive is entitled in accordance with the terms of the applicable plans.

4.            Waiver of Other Payments: Executive acknowledges that the payments provided for herein include the entire amount of consideration to which Executive is entitled, including that to which he is entitled pursuant to the Employment Agreement. Executive further acknowledges and agrees that the payments provided for herein are in lieu of, and not in addition to, any payments and benefits to which Executive might otherwise be entitled under any severance or separation pay policy sponsored by Employer or any other plan, policy, or benefit provided or sponsored by Employer. Executive agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from the Employment Agreement, Executive’s employment or the termination of Executive’s employment with Employer.

5.            Executive Release: Except as described in paragraph 9 herein, Executive knowingly releases and discharges Employer from all claims, actions, causes of action, suits, charges, damages and demands whatsoever, in law or equity, which Executive ever had, has or hereafter may have against Employer, directly or indirectly, whether known or unknown, from the beginning of his employment to the date of this Agreement. Executive acknowledges that this RELEASE includes all claims arising out of the Employment Agreement, his employment and the termination of that employment, whether before courts, administrative agencies, or other forums wherever situated, including, but not limited to, all claims under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Americans with Disabilities Act, as amended; the Fair Labor Standards Act; the National Labor Relations Act, as amended; the Equal Pay Act; the Family and Medical Leave Act, as amended; the Employee Retirement Income Security Act (ERISA); the Occupational Safety and Health Act, as amended; the New York Human Rights Law; the New York Labor Law; the Worker Adjustment Retraining and Notification Act (WARN); the New York Constitution; the California Fair Employment and Housing Act; the California Labor Code; the California Equal Pay Law; the California Family Rights Act; the California Civil Rights Act; the California Worker Adjustment and Retraining Notification Act; the California Paid Sick Leave Law; the California Constitution; the nondiscrimination and/or retaliation provisions of the California and New York Workers’ Compensation Law; any amendments to any such applicable law and/or statute, and any other federal, state or local employment laws and regulations, the federal common law and the common law of the States of California and New York, including, but not limited to, claims of express or implied contract, wrongful discharge, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to the Employment Agreement, Executive’s employment with Employer, and the termination of that employment; provided, however, that this shall not affect Executive’s right to enforce the terms of this Agreement or to any vested accrued benefit to which they are entitled under any employee benefit plan subject to ERISA. This release provision shall be construed to release all claims to the full extent allowed by law. If any term or provision of this paragraph is declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

6.            Release of Unknown Claims Under California Civil Code §1542: Executive understands and agrees that in this Agreement’s release Executive is EXPRESSLY WAIVING all rights granted under Section 1542 of the California Civil Code and any similar federal or state law. Section 1542 of the California Civil Code reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

7.            Covenant Not to Sue: Except as described in paragraph 9 herein, Executive represents and warrants that Executive, and any person, organization, or other entity acting on their behalf, has not filed and will not file any claim, charge or lawsuit (civil, administrative or criminal) against Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement. Except as described in paragraph 9 herein, Executive further agrees to discontinue and withdraw with prejudice any and all claims, charges, or lawsuits, which they may have filed against Employer, with any administrative agency or bureau, any court or any tribunal of any nature. If Executive breaches this provision and files an action falling within its scope, Executive agrees to indemnify Employer for all costs, including, but not limited to, court costs and reasonable attorneys’ fees, incurred by Employer in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof.

8.            Non-Disparagement: Except as provided for in paragraph 9 herein, Executive agrees not to make any disparaging statements concerning Employer and to not take any actions or conduct in any way that would reasonably be expected to affect adversely the reputation or good will of Employer. Executive further agrees that, except as provided for in paragraph 9 herein, he will not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against Employer or that is undertaking any investigation or review of Employer's activities or practices. Executive acknowledges that any breach of this provision shall be considered a material breach of this Agreement. These nondisparagement obligations shall not in any way affect Executive's obligation to testify truthfully in any legal proceeding.

9.            Administrative Proceedings: Executive understands that nothing in this Agreement prevents Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the New York State Division of Human Rights, the California Department of Fair Employment and Housing, or other comparable federal, state, or local agency, or participating in any investigation or proceeding conducted by such agencies. However, Executive understands and agrees that by executing this Agreement, Executive waives any entitlement or right to recover any monetary or other personal relief as a result of any such proceedings or any subsequent legal action relating to acts, occurrences, omissions, or events arising on or before the date of this Agreement brought by the EEOC or other comparable agency. Executive further understands that nothing in this Agreement limits Executive’s ability to file a complaint with the Securities and Exchange Commission (“SEC”) or communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC.

10.          Litigation and Regulatory Cooperation: Executive shall cooperate fully with Employer (including outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future claims or actions which relate to events or occurrences that transpired while Executive was employed by Employer. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer at mutually convenient times. Executive also shall cooperate fully with Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Employer. Employer shall reimburse Executive for any pre-approved reasonable business travel expenses that are incurred in connection with Executive's performance of obligations pursuant to this paragraph 10 after receipt of appropriate documentation consistent with Employer's business expense reimbursement policy.

11.          No Admission of Liability: By entering into this Agreement, neither Employer nor Executive admits any wrongdoing or liability. Executive acknowledges that Employer has not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Executive.

12.          Older Worker Benefit Protection Act: Executive acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

a.            Executive has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

b.            Executive acknowledges that by this Agreement, Employer advised Executive in writing to consult with an attorney before signing this Agreement.

c.            Executive understands the language of this Agreement and its meaning, particularly with respect to Executive’s waiver and release of any claims against Employer under the ADEA.

d.           Executive has been afforded twenty-one (21) calendar days to consider the terms of this Agreement but may voluntarily elect to sign the Agreement in a shorter period of time. Executive and Employer acknowledge and agree that any modifications to this Agreement, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one-day consideration period.

e.            Executive can accept the terms of this Agreement by signing below and returning it to Tammy L. Kimble, EVP, Human Resources by close of business on April 21st, 2023, but may voluntarily elect to sign the Agreement in a shorter period of time.

f.            Executive has seven (7) calendar days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired. Executive may revoke the Agreement by ensuring written notice of revocation is received by Employer no later than 5:00 p.m. EST on the seventh (7th) calendar day following the execution of this Agreement.

g.            Executive is receiving payment and other consideration from Employer that Executive would not otherwise be entitled to.

h.            Executive is not waiving any rights or claims that may arise after the date this Agreement is executed.

13.          Tax Obligations: Executive acknowledges that Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate. Should any taxing authority challenge Executive’s treatment or characterization of the payments, Executive acknowledges that Employer has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Executive for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Executive.

14.          Confidentiality of Agreement: Executive shall keep the existence and contents of this Agreement confidential and shall not disclose it or its terms to any third party, except for the purposes of enforcement, as a defense to any administrative or legal proceeding or as otherwise required by law. The terms of this paragraph shall not apply to such disclosures to Executive’s attorney, financial advisors, spouse, law enforcement, the Equal Employment Opportunity Commission, a state division of human rights, or a local commission on human rights. Executive further acknowledges that any disclosure prohibited by the terms of this provision shall be considered a material breach of this Agreement.

15.            Post-Employment Obligations:

a.	Confidential and Proprietary Company Information.

i.              Executive acknowledges and agrees that, as a result of the nature of Employer's business and Executive's employment with Employer, Executive has come into contact with, and had access to and learned Employer's technical and non-technical information, plans, programs, designs, processes, product and pricing information, pricing discounts, customer pricing, product availability, customer and mailing lists, trade secrets, distributor relationships, manufacturing processing methods, equipment, finances marketing, research and other information used by Employer in the conduct of its business, information with respect to customers (past, present and prospective), customer and prospect database information, costs, profits, markets, sales, plans, sales goals, sales strategies, business projects, plans for future business and other development, and other information which is unique and the property of Employer and not generally known to the public (hereinafter "Confidential and Proprietary Company Information").

ii.             Executive shall hold all Confidential and Proprietary Company Information and data in the strictest confidence and will not, after the Date of Termination, use for themselves or others, or disclose, divulge, or reveal to others, any Confidential and Proprietary Company Information, knowledge, or data obtained by or disclosed to Executive in the course of Executive's employment, without specific, prior written authorization from Employer.

iii.            In the event Executive becomes legally obligated to disclose Confidential and Proprietary Company Information, Executive will provide Employer prompt written notice sufficient to allow Employer time to seek a protective order or take other appropriate action to protect its interests.

iv.            Notwithstanding the foregoing, Executive understands that Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (1) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands that if Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, a trade secret may be disclosed to Executive's attorney and used in the court proceeding, if Executive (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

b.	Non-Competition.

i.              Executive acknowledges and agrees that Employer is engaged in a highly specialized and competitive business and that by virtue of Executive's unique and key position with Employer, and Employer's Confidential and Proprietary Company Information that the Executive has received, Executive's engaging in business which is in competition with Employer will cause Employer great and irreparable harm.

ii.             Executive further acknowledges and agrees that Employer has invested substantial time, effort and finances into helping Executive develop Executive's relationships with Employer's customers and knowledge about the business of selling, designing or manufacturing PEM fuel cell systems for any application or the PEM fuel cell system components thereof, PEM MEA’s for any application or the components thereof, electrolyzer products using PEM, alkaline or other electrolysis technology. For the avoidance of doubt, a listing of those customers referenced above is attached hereto as Exhibit A.

iii.            Consequently, Executive covenants and agrees that for a one (1) year period commencing on the Date of Termination Executive will not either directly or indirectly, individually or through any person, firm, corporation or other entity, work in any capacity, consult with, provide any services to any firm, entity or person in the business of selling, designing or manufacturing PEM fuel cell systems for any application or the PEM fuel cell system components thereof, PEM MEA’s for any application or the components thereof, electrolyzer products using PEM, alkaline or other electrolysis technology.

c.	Non-Solicitation of Customers and Employees.

i.              Executive acknowledges and agrees that during the course of Executive's employment by Employer, Executive came into contact with and became aware of certain of Employer's customers, as well as the specific contact information for key personnel at Employer's customers. Executive further acknowledges and agrees that the disclosure or use of such customer information or the exploitation of goodwill developed by Executive with those customers, absent Employer's consent, will cause Employer great and irreparable harm. For the avoidance of doubt, a listing of those customers is attached hereto as Exhibit A.

ii.             Executive acknowledges and agrees that for a one (1) year period commencing on the Date of Termination Executive will not, either directly or indirectly, solicit, attempt to solicit, or accept business from, nor will Executive assist any other entity or individual, either directly or indirectly, in soliciting or attempting to solicit, or accept business from, any customers of Employer, whether an individual or entity, with whom Executive had personal contact or dealings with on behalf of Employer or with whom employees reporting to Executive had dealings with on behalf of the Employer, at any time during the one (1) year period preceding the Date of Termination. For the avoidance of doubt, a listing of those customers referenced above is attached hereto as Exhibit A.

iii.            Executive further acknowledges and agrees that for a two (2) year period commencing on the Date of Termination Executive will not directly or indirectly, either individually or through any person, firm, corporation or other entity, solicit or attempt to solicit, offer employment to or hire in any capacity, or entice away or in any other manner persuade or attempt to persuade any officer, director, agent, representative or employee of Employer to leave his/her employment with Employer.

d.            Noninterference. Executive acknowledges and agrees that for a two (2) year period commencing on the Date of Termination, Executive will not directly or indirectly interfere with Employer's business operations or Employer's relationship with any person or entity that, at any time within the twenty-four (24) month period preceding the Date of Termination, was a vendor or supplier to, distributor or licensee of or was otherwise in the habit of dealing with, Employer.

e.	Enforcement.

i.              Executive acknowledges and agrees that Executive's breach of any of the terms of this paragraph 15 will result in material, irreparable injury to Employer for which any remedy at law will not be adequate. Moreover, it will not be possible to measure damages for such injuries precisely and, in the event of such a breach or threat of breach, Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this paragraph 15, together with such other relief as may be required to enforce specifically any of the terms of this paragraph

15. Executive consents to such temporary, preliminary or permanent injunctive relief, without the need for Employer to post a bond or undertaking. Nothing in this paragraph 15(e) shall be construed as prohibiting Employer from pursuing any other available remedies for breach or threatened breach of this paragraph 15, including recovery of damages, court costs, and attorneys' fees.

ii.             In the event Executive breaches a time-limited restriction contained in this paragraph 15, Executive hereby acknowledges and agrees that the applicable period of restriction shall be extended by one day for each day Executive is found to have been in violation of such restriction up to, but not to exceed, the length of time that is equal in length to the period of restriction that would have applied absent the violation.

iii.            Executive acknowledges and agrees if Employer is required to enforce any of its rights pursuant to this paragraph 15 through legal proceedings, Executive shall reimburse Employer for all reasonable costs, including, without limitation, computer forensic costs and expert costs, expenses and counsel fees incurred by Employer in connection with the enforcement of its rights under this paragraph 15.

iv.            Executive acknowledges and agrees that the restrictions contained in this paragraph 15 are reasonable in temporal and geographic scope and Executive will not raise any issue regarding the reasonableness of paragraph 15 as a defense in any proceeding to enforce this paragraph 15.

16.          Return of Company Property/Confidential Information: On or within seven (7) days after the Date of Termination, Executive will return to Employer all Employer property in his possession, custody, or control, including, without limitation, all physical and electronic copies of all Confidential and Proprietary Company Information (as defined herein) and, if requested by Employer, provide a written acknowledgement and certification that all such property has been returned and that Executive has not shared or provided such information to any third parties. If Executive maintains any Confidential and Proprietary Company Information exclusively in electronic form, on or before the Date of Termination, Executive will permanently delete and/or destroy such material and, if requested, provide a written representation to the Employer that he has done so. Executive acknowledges and agrees that failure to surrender such property will cause irreparable damage to Employer.

17.          Choice of Law/Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s rules regarding choice of law. Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York. All parties agree to be subject to the personal jurisdiction of the courts of New York.

18.          409A: The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.

a.            Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

b.            To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

c.             If the period during which the Executive may consider the Release herein begins in one calendar year (year one) and ends in the next following calendar year (year two), payment will commence or be made in the second year.

d.            Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

19.          Severability: The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party. If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

20.          Notice: Any notice required to be given to either party under this Agreement shall be deemed effectively given when personally delivered or sent by certified or registered mail, postage prepaid, as follows:

To Employer:	Tammy L. Kimble
EVP, Human Resources Plug Power Inc.
968 Albany Shaker Road Latham, New York 12110

To Executive:	Dirk Ole Hoefelmann [***]

21.          Complete Defense: Executive understands and agrees that this Agreement may be pled by Employer as a complete defense to any claim or entitlement, which may be asserted by Executive, or on his behalf, in any suit, claim or proceeding against Employer concerning any matter arising up to and including the date of execution of this Agreement.

22.          Entire Agreement: This Agreement and exhibits thereto constitute(s) the final, complete, and exclusive statement of the terms of the agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the parties pertaining the subject of this Agreement. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation, understanding, agreement, commitment or warranty outside those expressly set forth in this Agreement.

23.          Miscellaneous: Executive represents and warrants that Executive has not taken action contrary to the terms of this Agreement from the date this Agreement was first presented to him to the date the Executive executes this Agreement. Any such action contrary to the terms of this Agreement will constitute a material breach of this Agreement and Executive will not be entitled to the benefits described herein, but all remaining provisions of the Agreement shall remain in full force and effect.

24.          Violation of Agreement: Executive understands and agrees that if he violates this Agreement, Employer shall have the right to discontinue payments described in paragraph 2 and recover any payments made to Executive in an action for breach of contract, but that all other provisions of this Agreement shall remain in full force and effect. As the exact amount of damages suffered by Employer would be difficult to ascertain with certainty, Executive agrees that the total amount paid under paragraph 2 of this Agreement, less one hundred dollars ($100.00), is reasonably proportionate to the amount of damages that would be suffered. Executive also agrees to pay any and all reasonable costs incurred by Employer in such lawsuit or administrative action and/or in collecting the amounts described herein, including reasonable attorneys’ fees.

25.          Execution in Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Facsimile and/or electronic execution signatures will be considered as binding and conclusive as if original and may be used in lieu of the original for all purposes. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

26.          Modifications: This Agreement can only be amended, modified, rescinded, or otherwise altered by a writing signed by the parties and their representatives.

27.          Negotiation by Counsel: This Agreement, including, without limitation, the restrictive covenants and choice of law and venue provisions, is the product of negotiation by counsel for both Employer and Executive. As such, the language herein shall not be construed against either party, to the extent any ambiguity is found to exist.

IN WITNESS WHEREOF, the parties hereto, by authorized representatives, have duly executed this Agreement.

PLUG POWER INC.

By:	/s/ Andrew Marsh	DATE:	4/1/2023
Andrew Marsh
Chief Executive Officer

By:	/s/ Dirk Ole Hoefelmann	DATE:	4/1/2023
Dirk Ole Hoefelmann